Exhibit 99

News For Release: April 13, 2010, 12:00 p.m. Eastern time	General Motors Company	GM Communications Detroit, Mich., USA media.gm.com

GM Appoints New Board Member

Dr. Cynthia A. Telles joins the GM Board of Directors

DETROIT – General Motors Company today announced the appointment of Dr. Cynthia A. Telles to its board of directors.

Dr. Telles, 57, has been on the faculty of the University of California, Los Angeles School of Medicine Department of Psychiatry since 1986. She is currently the Director of the UCLA Neuropsychiatric Institute Spanish-Speaking Psychosocial Clinic. Among many corporate, non – profit, and public service board memberships, Dr. Telles was recently appointed to the White House Commission on Presidential Scholars by President Obama. Dr. Telles was also appointed to the National Advisory Council of the Substance Abuse and Mental Health Services Administration, the advisory group on Health Care Reform, and the Regional Selection Panel for the White House Fellows Program during the Clinton Administration.

Her work has been published extensively in the area of mental health, particularly with respect to the assessment and treatment of Hispanic populations. Dr. Telles received her B.A. from Smith College and doctorate in Clinical Psychology from Boston University.

Dr. Telles currently is a member of the board of the Kaiser Foundation Health Plan and Hospitals (Kaiser Permanente) and Americas United Bank, which she has served on since its inception. The bank is the largest Hispanic-owned bank based in California. She previously served on the boards of Burlington Northern Santa Fe Corporation and Sanwa Bank California (United California Bank).

‘The addition of Dr. Telles to GM’s board of directors ensures that the company will continue to benefit from a diversity of perspectives and experience in our mission to provide consumers with the world’s best vehicles,’ said CEO and Board Chairman Ed Whitacre.

Dr. Telles’ appointment brings the number of GM directors to 13. In addition to Ed Whitacre, the other board members include lead director, Patricia Russo, former CEO Alcatel-Lucent; Carol Stephenson, dean of Richard Ivey School of Business at University of Western Ontario; Daniel Akerson, managing director and head of Global Buyout of The Carlyle Group; David Bonderman, co-founding partner and managing general partner of TPG; Robert Krebs, retired chairman and CEO of Burlington Northern Santa Fe; Stephen Girsky, GM vice chairman, Corporate Strategy and Business Development.; Erroll Davis, chancellor, University System of Georgia; Neville Isdell, retired chairman and CEO, The Coca-Cola Company; Kent Kresa, chairman emeritus, Northrop Grumman Corp.; Philip Laskawy, retired chairman and CEO, Ernst & Young LLP; Kathryn Marinello, former chairman and CEO, Ceridian Corp.

About General Motors

General Motors, one of the world’s largest automakers, traces its roots back to 1908. With its global headquarters in Detroit, GM employs 217,000 people in every major region of the world and does business in some 140 countries. GM and its strategic partners produce cars and trucks in 34 countries, and sell and service these vehicles through the following brands: Buick, Cadillac, Chevrolet, FAW, GMC, GM Daewoo, Holden, Opel, Vauxhall and Wuling. GM’s largest national market is the United States, followed by China, Brazil, Germany, the United Kingdom, Canada, and Italy. GM’s OnStar subsidiary is the industry leader in vehicle safety, security and information services. General Motors acquired operations from General Motors Corporation on July 10, 2009, and references to prior periods in this and other press materials refer to operations of the old General Motors Corporation. More information on the new General Motors can be found at www.gm.com.

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Contacts:

Reneé Rashid-Merem

313-665-3128 (office)

313-701-8560 (cell)

renee.rashid-merem@gm.com

Noreen Pratscher

313-665-3250 (office)

586-899-2760 (cell)

noreen.pratscher@gm.com